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                                                                    Exhibit 4.17

                        Midas International Corporation.
                           1300 Arlington Heights Road
                             Itasca, Illinois 60143

                                            New York, New York
                                            As of March 18, 2003

              Re: Amendment No. 3 to Note and Guarantee Agreement,
                     dated as of April 15, 1998, as amended


To the Holders of the Notes
   Referred to Below

Ladies and Gentlemen:

     Reference is made to the Note and Guarantee Agreement dated as of April 15, 1998 (as in effect on the date hereof, the "Agreement") among Midas International Corporation, a Delaware corporation (the "Company"), Midas, Inc., a Delaware corporation (the "Guarantor" and, together with the Company, the "Obligors") and the purchasers whose names appear in the acceptance form at the end thereof (each, a "Purchaser" and, collectively, the "Purchasers"), pursuant to which the Purchasers purchased $75,000,000 aggregate principal amount of the Company's 6.89% Guaranteed Senior Notes due 2005 (the "Notes").

     The Company has requested that the holders of the Notes, and the holders of the Notes party hereto are willing to, amend Section 10.7 of the Agreement and the definition of EBITDA in the Agreement as provided herein, all on the terms and conditions of this Amendment.

     Accordingly, in consideration of the premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     Section 1. Definitions. Unless otherwise defined herein, all terms used herein that are defined in the Agreement (as amended hereby) shall have their respective meanings as therein defined.

     Section 2. Amendments to Agreement. Subject to the satisfaction of the conditions to effectiveness specified in Section 4 below, but with effect on and after the date hereof

     2.1 EBITDA Definition. The definition of EBITDA in the Agreement shall be amended and restated to read in its entirely as follows:

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          "EBITDA" means, as of the last day of any fiscal quarter, Consolidated
          Net Income for the four fiscal quarters ending on such date, plus all amounts deducted in the computation of such Consolidated Net Income on account of (i) Consolidated Interest Expense, (ii) depreciation and amortization expenses and other non-cash charges, (iii) cash charges not in excess of $31,000,000 relating to Midas's previously disclosed restructuring plan, and (iv) income, profit and franchise taxes, all determined on a consolidated basis in accordance with GAAP.

          2.2 Section 10.7. Section 10.7 of the Agreement shall be amended by deleting it in its entirety and substituting therefor the following:

          10.7. Minimum Net Worth. The Guarantor will not at any time permit Consolidated Net Worth to be less than the sum of (a) $71,700,000 plus
          (b) an amount equal to 50% of Consolidated Net Income for each completed fiscal quarter of the Guarantor ending on or after March 28, 1998 (but only if Consolidated Net Income for such fiscal quarter is a positive number and excluding any Consolidated Net Income to the extent it is reflected in the determination of Consolidated Net Worth as of the date of the Closing), less (c) cash charges not in excess of $31,000,000 relating to Midas's previously disclosed restructuring plan and non-cash charges.

     Section 3. Representations and Warranties of the Obligors. The Company and the Guarantor jointly and severally represent and warrant to the holders of the Notes as follows (and the parties hereto agree that the following representations and warranties shall be deemed to have been made pursuant to the Agreement for all relevant purposes thereof):

          3.1. Power and Authority. Each Obligor has the corporate power and authority to execute and deliver this Amendment and to perform the Agreement as amended hereby (the "Amended Agreement").

          3.2. Authorization. etc. This Amendment has been duly authorized by all necessary corporate action on the part of each Obligor, and has been duly executed and delivered by each Obligor, and the Amended Agreement constitutes a legal, valid and binding obligation of each Obligor, enforceable against such Obligor, in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.3. No Conflicts. The execution, delivery and performance by the Obligors of this Amendment and of the Amended Agreement will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of either Obligor or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which either Obligor or any Subsidiary is bound or by which either Obligor or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or

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     Governmental Authority applicable to either Obligor or any Subsidiary or
     (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to either Obligor or any Subsidiary.

          3.4. No Defaults. Both immediately prior and after-giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

          3.5 Bank Agreement. The copy of the Credit Agreement (as defined below) being provided concurrently herewith is a true and correct copy of the Credit Agreement including all amendments through the date hereof.

          Section 4. Conditions to Effectiveness. The amendment to the Agreement set forth in Section 2 shall become effective retroactive to December 27, 2002 upon execution and delivery of this Amendment by the Obligors and the Required Holders.

     Section 5. Miscellaneous.

          5.1. Costs and Expenses. As provided in Section 16.1 of the Agreement, the Obligors agree to pay on demand all costs and expenses (including reasonable attorney's fees of a single special counsel and, if reasonably required, local or other counsel) of the holders of the Notes in connection with the negotiation, preparation, execution and delivery of this Amendment and any documents executed pursuant hereto.

          5.2. Ratification/Waiver. The Agreement, except as amended pursuant hereto, is in all respects ratified and confirmed, and the terms, covenants and agreements thereof shall remain in full force and effect.

          5.3. References to Agreement and Notes. From and after the date hereof, all references to the Agreement in the Agreement, the Notes, the Guarantee and all documents and instruments incident to the transactions contemplated by the Agreement, shall be deemed to be references to the Agreement as amended by this Amendment.

          5.4. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other then such State.

          5.5. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                            (SIGNATURE PAGES FOLLOW]

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     If you are in agreement with the foregoing, please sign the form of acceptance Ira the space provided below whereupon this Amendment shall become a binding agreement between you and the Obligors.

                                            Very truly yours,

                                            MIDAS INTERNATIONAL CORPORATION


                                            By:_______________________________
                                                 Name:  William M. Guzik
                                                 Title:  Senior Vice President
                                                 Chief Financial Officer

                                            MIDAS, INC.

                                            By:_______________________________
                                                 Name:  William M. Guzik
                                                 Title:  Senior Vice President
                                                 Chief Financial Officer

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ACCEPTED AND AGREED:

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By CIGNA Investments, Inc.

         By_____________________________
              Name:
              Title:

CONNECTICUT GENERAL LIFE INSURANCE
   COMPANY ON BEHALF OF ONE OR MORE
   SEPARATE ACCOUNTS
By CIGNA Investments, Inc.

         By_____________________________
              Name:
              Title:

CANADA LIFE INSURANCE
   COMPANY OF AMERICA

         By_____________________________
              Name:
              Title:

CANADA LIFE INSURANCE
   COMPANY OF NEW YORK

         By_____________________________
              Name:
              Title:

SOUTHERN FARM BUREAU LIFE
   INSURANCE COMPANY

         By_____________________________
              Name:
              Title:

AMERICAN GENERAL LIFE
   INSURANCE COMPANY, and
THE UNITED STATES LIFE INSURANCE
   COMPANY IN THE CITY OF NEW YORK

By:  AIG Global Investment Corp.

         By_____________________________
              Name:
              Title:

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THE TRAVELERS INSURANCE COMPANY

         By_____________________________
              Name:
              Title:

FIRST TRENTON INDEMNITY COMPANY

         By_____________________________
              Name:
              Title:

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